Exhibit 99.1


                  COMPANY NEWS - MEDITECH PHARMACEUTICALS, INC.

MEDITECH SIGNS MEMORANDUM OF UNDERSTANDING WITH P & P RESEARCH OF SEOUL, KOREA.

SCOTTSDALE, AZ, September 16, 2002

Meditech Pharmaceuticals, Inc. (MDCH-OTC: BB) announced today that it has signed a binding memorandum of understanding with P & P Research of Seoul, Korea. Certain terms of the agreement include:

1. The formation of a new corporation in the State of California to be called P&P Research, Inc., or such other name as P&P may select.

2. The provision of consulting services by Meditech to assist P&P in opening and growing its operations in the United States.

3. The issuance of 1,157,890 shares of the new corporation to Meditech, which will be put into a dividend trust for distribution to Meditech shareholders. These shares are subject to forfeiture by Meditech, if certain conditions of the agreement are not met and should that occur, may not be distributed to the Meditech shareholders.

4. Consulting fees to be paid to Meditech at the rate of $25,000 per month for a minimum of three months, commencing on October 1, 2002.

     The entire agreement will be filed as an exhibit to a Form 8-K, which Meditech will submit at once. Meditech CEO Gerald Kern stated, "We are very excited to work with P&P. We believe that in addition to assisting P&P in the United States, P&P may be able to open doors for Meditech in Korea. Additionally, the distribution of the shares in the new corporation, should it occur, provides added value to Meditech shareholders. The magnitude of any such added value will be totally dependent upon the performance of the new corporation." Kern further said, "I have met with P&P CEO Mr. Eun-woo Lee and members of his management team from Korea and the USA, and am very impressed with their technology. P&P provides market research, survey and consulting services in Korea utilizing cell phones."

     P&P CEO Mr. Lee added: "Meditech's CEO, Mr. Kern, provides a wealth of experience that will create value for P&P. We are very excited to welcome the Meditech family into our family."

Meditech is a drug development company focused on the development of human, veterinary and agricultural antimicrobial agents. Meditech was founded in 1982 as Medical Technology Corporation of America and went public via an IPO in 1983.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements that Meditech will distribute shares in the new California corporation to its shareholders and will receive a minimum of $75,000 in consulting fees from P&P. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially. These risks and uncertainties include, among others, that the

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registration statement for the new corporation does not go effective by December
30, 2002 or P&P otherwise terminates the agreement, or, even if the distribution occurs, an active trading market does not develop for the new corporation, and the new shares do not have any liquidity. For a discussion of other risks that could cause actual results or events to differ materially from such forward-looking statements, see the discussion of ["Risks That Could Affect Our Financial Condition and Results of Operations"] in Meditech's 10-KSB filing with the SEC for the year ended May 31, 2002. Meditech undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.



Media Contact:

Cindy Kern
Meditech Pharmaceuticals, Inc.
Tel: (480) 614-2874
Fax: (480) 614-0560
Internet: http://www.mdch.net
E-mail: ir@mdch.net